Exhibit 99.1

FOR IMMEDIATE RELEASE

Wescorp Energy enters into Joint Venture Partnership with Cancen Oil Canada Corporation (COCC)

HOUSTON, Texas and CALGARY, Alberta
(Wednesday July 29, 2009) – Wescorp Energy Inc. (OTCBB: WSCE), an oil and gas technology solutions provider and Cancen Oil Canada Corporation, an Oilfield Waste Management and Processing company based in western Canada, have entered into a 50:50 joint venture agreement. Under the terms of the joint venture agreement, a combination of a minimum of 12 H2O Maxx water units and HCXT Solids units will be strategically installed over the next 12 months at Cancen’s facilities to significantly increase efficiency and reduce operating costs. As Cancen expands its operation, it is expected to be installing additional units. In addition, it is anticipated that the joint venture will build additional portable units to provide remote on-site remediation for a number of Cancen’s clients.

Wescorp and Cancen are completing an assessment of Cancen’s facilities, and by August 23 Cancen will post a $1,000,000 irrevocable line of credit for the immediate construction of three units to be deployed at Cancen’s facilities.

Under the terms of the agreement, Wescorp will be responsible for providing the intellectual property and technical support. Cancen will be responsible for operating and managing the joint venture and funding the operations, including the construction and deployment costs of all H2O Maxx and HCXT remediation units.

The joint venture will share in the revenue generated by the use of Wescorp’s H2O Maxx and HCXT units at Cancen’s facilities. Revenue from each unit will be shared between Wescorp and Cancen. Upon initial operation of the remediation units, the revenue will be split 25:75 (Wescorp: Cancen) until 110% of the construction costs are repaid to Cancen. Thereafter, the revenue will be shared on a 50:50 basis.

Cancen operates a number of waste processing facilities in western Canada. Its mission is to provide safe and effective disposal of hydrocarbon waste material through specialized processes in an effort to prevent oil from entering neighboring ecosystems. Cancen creates value through on-site disposal of produced water, hydrocarbon recovery, general cleanup and disposal of slop oil, tank bottoms and crude treatment. Through a three-staged process, Cancen custom treats, then blends, the crude into high quality saleable oil.

“This is a very significant signing for Wescorp. The partnership with Cancen will allow Wescorp to immediately participate in a multi-billion dollar oilfield waste management and processing industry in western Canada,” commented Doug Biles, President and CEO of Wescorp Energy. “Wescorp anticipates the joint venture revenue model will result in a significantly higher revenue stream than that of a daily lease model.”

“Cancen is delighted to be the joint venture partner of Wescorp Energy,” stated Keith Talbot, President of Cancen Oil Canada Corporation. “Wescorp’s leading edge water and solids remediation technologies are a perfect fit into our business model and will allow Cancen to become a technological leader in the oilfield waste processing industry in western Canada. With the addition of Wescorp’s technologies, we expect our business to grow exponentially.”

H20MAXX is a commercially proven, safe, effective and economical process for cleaning and separating oil and solids from produced water using patented technology. Test results on the H20MAXX unit have been shown to reduce the oil content in produced water to less than 0.001% or 10 parts per million oil allowing oil and gas operators to reduce, reuse, and recycle water.

The HCXT solids remediation unit is a commercially proven, safe, effective and economical process for the extraction and cleaning of hydrocarbon-laden sediments and solids. The technology uses biodegradable chemicals to separate heavy oil from solids including drilling cuttings and fine sands and clays from oil sand production.

About Wescorp
Wescorp Energy Inc. (www.wescorpenergy.com) is an oil and gas operations solutions company focused on commercializing technologies that overcome tough operational challenges facing oil and gas operators today.

Wescorp shares currently trade on the NASD.OTC Bulletin Board under the symbol “WSCE”.

Safe Harbor Statement
Any statements contained herein that are not historical facts may be forward-looking statements, and involve risks and uncertainties. Potential factors could cause actual results to differ materially from those expressed or implied by such statements. Information on the potential factors that could affect the Company's actual results of operations is included in its filings with the Securities and Exchange Commission. These risks may be further discussed in periodic reports and registration statements to be filed by the Company with the Securities and Exchange Commission from time to time in the future.

Investor Relations contact:
Mark Komonoski
Toll-Free	1.877.255.8483
Office Line	1.403.255.8483
Mobile	1.403.470.8384
Email: mkomonoski@wescorpenergy.com
Website: www.wescorpenergy.com

RENMARK FINANCIAL COMMUNICATIONS INC.
JASON ROY: JROY@RENMARKFINANCIAL.COM
BARRY MIRE: BMIRE@RENMARKFINANCIAL.COM
TEL. : 514 939-3989 OR 416 644-2020